EXHIBIT 10.8

Description of Split Dollar Life Insurance
Arrangements for the Benefit of Richard
Robinson and Helen Benham

     During the fiscal year ended May 31, 2000, with the approval of the Board of Directors of Scholastic Corporation (the “Company”), the Company agreed to pay that portion of the annual premium representing the non-term life insurance portion of a split dollar life insurance policy for the benefit of Richard Robinson and his wife, Helen Benham. Mr. Robinson is the Chairman of the Board, President and Chief Executive Officer of the Company. During the Company’s three fiscal years ended May 31, 2002, the aggregate portion of the annual premiums paid by the Company was $700,741. Notwithstanding the foregoing agreement, the Company ceased to pay such portion of the annual premium due during the fiscal year ended May 31, 2003, which premium was paid pursuant to the automatic premium loan provision of the original policy as issued in February 2000. All premiums previously paid by the Company in respect of the non-term portion of the split dollar life insurance policy will be repaid to the Company, without interest, not later than upon the death of the last to survive of Mr. Robinson and Ms. Benham. The Company is not responsible for payment of the portion of the premium attributable to the term life insurance portion of such policy.